UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 4, 2009

GT SOLAR INTERNATIONAL, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-34133 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Base Salary Increases

On June 4, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of GT Solar International, Inc. (the “Company”) approved increases in annual base salaries of certain of its named executive officers.  As a result, the base salary of Thomas M. Zarrella, the Company’s President and Chief Executive Officer, increased from $375,000 to $425,000; the base salary of Jeffrey J. Ford, the Company’s Vice President and General Manager, Asia, increased from $185,000 to $195,000 (not including supplemental wages paid by our China subsidiary); and the base salary of John (Rick) Tattersfield, the Company’s Vice President and General Manager, PV Equipment, will increase from $225,000 to $250,000.  The increases for Messrs. Zarrella and Ford are effective retroactively to March 29, 2009.  The increase for Mr. Tattersfield will be effective on October 1, 2009.  No changes were made to the base salaries of the other named executive officers.

Executive Incentive Program for Fiscal 2010

On June 4, 2009, the Compensation Committee approved new target bonus opportunities for each of Messrs. Zarrella, Ford and Tattersfield under the fiscal year 2010 executive incentive program (the “Fiscal 2010 EIP”).  The target bonus opportunity for Mr. Zarrella increased from 75% of base salary to 100% of base salary; the target bonus opportunity for Mr. Ford increased from 35% of base salary to 42.5% of base salary; and the target bonus opportunity for Mr. Tattersfield increased from 40% of base salary to 50% of base salary.  No changes were made to the target bonus opportunities for the other named executive officers.

In addition, the Compensation Committee approved a new structure for the Fiscal 2010 EIP.  The bonus payment for a participant will be determined in reference to the target bonus opportunity for such participant specified in a participation agreement between the participant and the Company, and will equal the sum of (i) a financial performance component based on operating income (weighted 50%), (ii) a financial performance component based on pro forma ending cash balance (defined as cash on the balance sheet after giving effect to adjustments to accounts payable to reflect revised terms with our suppliers) (weighted 25%) and (iii) an individual performance objective component (“MBO”) (weighted 25%).  Each of these calculations will be independent of the other; provided that no bonus will be paid if we achieve operating income or pro forma ending cash balance that is less than 50% of our budgeted operating income or pro forma ending cash balance.  The portion of the bonus that is based on achievement of operating income and pro forma ending cash balance will be calculated as follows: the applicable payment increases linearly so that the participant will receive a 0% payment if we achieve 75% or less of budget, a 100% payment if we achieve 100% of budget and a 200% payment if we achieve 120% or more of budget.  The Compensation Committee reserves the right to adjust the formula for unplanned, board-approved events.  The portion of the bonus that is based on achievement of individual MBOs will be determined based on the board’s assessment of each participant’s performance as compared to their MBOs.  In no event shall a participant’s actual bonus payment exceed two times such participant’s target bonus opportunity.

Retention Bonus for Richard E. Johnson

On June 4, 2009, the Compensation Committee approved a retention bonus for Richard E. Johnson, the Company’s Vice President Finance and Corporate Controller (principal financial officer).  Mr. Johnson will receive a retention bonus of $150,000 upon the earlier of (i) the filing of the Company’s annual report on Form 10-K for the fiscal year ending April 3, 2010 and (ii) his involuntary termination from employment other than for cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ Hoil Kim
Date: June 10, 2009	By:	Hoil Kim
	Its:	Vice President, General Counsel and
Secretary